UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 21, 2023

USD Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36674	30-0831007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

811 Main Street, Suite 2800

Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

(281) 291-0510

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Units Representing Limited Partner Interests	USDP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Credit Agreement

On November 21, 2023 (the “Effective Date”), USD Partners LP (the “Partnership”) and USD Terminals Canada ULC, an indirect, wholly-owned subsidiary of the Partnership (together with the Partnership, the “Borrowers”), and the subsidiary guarantors party thereto (together with the Borrowers, the “Loan Parties”), entered into Amendment No. 5 (the “Amendment”) to the Borrowers’ existing revolving credit agreement, dated as of November 2, 2018 (as so amended and as previously amended, the “Credit Agreement”), with the lenders party thereto and Bank of Montreal, as administrative agent (the “Administrative Agent”). Capitalized terms used but not defined herein have the meaning set forth in the Credit Agreement.

Among other things, the Amendment extends the maturity date under the Credit Agreement to November 2, 2024 and waives prior defaults under the Credit Agreement. The Amendment also provides that interest owing on each loan under the Credit Agreement after the Effective Date, shall be paid in kind by ratably increasing the amount of principal of the applicable loan by the amount of such interest due, on a quarterly basis, on each applicable interest payment date.

Pursuant to the Amendment, the Borrowers are required to prepay, subject to certain exceptions, the loans under the Credit Agreement in an aggregate amount equal to 100% of the net cash proceeds from the disposition of any property by either Borrower or any Restricted Subsidiary. The Amendment also requires that the West Colton Terminal be sold, subject to certain conditions. Furthermore, if any Loan Party has in excess of $6.0 million at the end of any calendar month, such amounts in excess of $6.0 million are required to be used to prepay the loans under the Credit Agreement. The Amendment also provides that upon the earlier of the sale of the West Colton Terminal or December 22, 2023, the Loan Parties must maintain unrestricted cash of at least $2.0 million, tested on a weekly basis.

Pursuant to the Amendment, as further discussed under Item 5.02 of this Current Report on Form 8-K, USD Partners GP LLC, the general partner of the Partnership (the “General Partner”), is required to appoint a new independent director to the board of directors (the “Board”) and delegate to such director certain rights, powers and authority over certain material transactions and actions that the Borrowers undertake, including, subject to certain exceptions:

•	the right to veto any dispositions of assets by the Loan Parties;

•	the right to veto all new material agreements and modifications to any material contract;

•	the right to veto any transactions by and among the Loan Parties with any terminal servicing agreement counterparty or shared facilities counterparty;

•	the right to veto any transactions and agreements with US Development Group, LLC (“USDG”), which indirectly owns the General Partner, and its affiliates;

•

sole authority, on behalf of the Loan Parties, with respect to any plan, dissolution, winding up, liquidation, sale or disposition of all or substantially all of the assets, or merger of any of the Loan Parties, or any transaction or agreement that changes the treatment, payment or priority of the loans under the Credit Agreement or any other indebtedness; provided that the conflicts committee of the Board (the “Conflicts Committee”) will have sole power and authority with respect to the institution or defense of, or consent (whether express or by failure to act) to, any proceeding, case or other action under any debtor relief law or with respect to any exercise of rights under Article 9 of the Uniform Commercial Code or under any deed of trust, mortgage or similar security agreement;

•

the right to make final approval and disapproval decisions with respect to the Loan Parties’ budgets and disbursements for expenses or amounts incurred after the Effective Date (including but not limited to general and administrative expenses and public company registration and filing cost);

•	the right to all necessary access, information and support on a day-to-day basis to fulfill such director’s rights, powers and authority with respect to the Loan Parties; and

•	the right to meet and communicate with key constituents, including the Administrative Agent and the lenders.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Side Letter to Omnibus Agreement

On November 21, 2023, the Partnership also entered into a Side Letter (the “Side Letter”) to the Amended and Restated Omnibus Agreement (the “Omnibus Agreement”) amongst the General Partner, USDG, USD Group LLC and USD Logistics Operations LP, dated June 28, 2021. Among other things, the Side Letter provides that (i) the maximum amount of expenses incurred as part of the Administrative Fee (as defined in the Omnibus Agreement) that are fixed and would otherwise be payable under the Omnibus Agreement (the “Aggregate Administrative G&A Expenses”) are not permitted to exceed approximately $1.5 million during the period from November 1, 2023 to the Maturity Date and (ii) the Aggregate Administrative G&A Expenses are payable in kind until all Obligations are repaid in full under the Credit Agreement, at which point the Aggregate Administrative G&A Expenses will be payable in cash. Pursuant to the Side Letter, all employee-related general and administrative expenses (excluding Administrative G&A Expenses, Approved G&A Expenses, Public Company Costs and Facilities Operations Expenses), including salaries, benefits and related expenses, incurred or reimbursable by USDG on behalf of the Loan Parties and reimbursable to USDG pursuant to the Omnibus Agreement are limited to specified amounts during the period from November 1, 2023 to the Maturity Date, which are subject to further reductions upon the sale of the West Colton Terminal or the sale or idling of the Stroud Terminal. In addition, the payment of Corporate G&A Expenses, Approved G&A Expenses, Public Company Costs and Facilities Operations Expenses that are reimbursable to USDG under the Omnibus Agreement are subject to approval by the independent director appointed to the Board in connection with the execution of the Amendment.

The amendments and modifications to the Omnibus Agreement provided under the Side Letter will terminate upon the earlier to occur of the following: (i) the Maturity Date, (ii) the institution of any proceeding, case or other action under any debtor relief law by any Loan Party, Restricted Subsidiary or the General Partner, among other events described in the Side Letter, (iii) upon a Change of Control, (iv) the completion of any exercise of rights by the Administrative Agent or any lender under Article 9 of the Uniform Commercial Code or under any deed of trust, mortgage or similar security agreement, or (v) the incurrence by any Loan Party of additional Indebtedness that provides additional cash to any Loan Party.

The foregoing description of the Side Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Side Letter, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the Amendment and effective November 21, 2023, West Colton Rail Terminal LLC, an indirect, wholly-owned subsidiary of the Partnership (“WCRT”), and USD Clean Fuels LLC, an affiliate of USDG (“USDCF”), entered into a Termination and Release Agreement (the “USDCF Termination Agreement”), pursuant to which they agreed to terminate the Marketing Services Agreement, dated June 28, 2021, by and between WCRT and USDCF.

In connection with the Amendment and effective November 21, 2023, Stroud Crude Terminal LLC, an indirect, wholly-owned subsidiary of the Partnership (“SCT”), and USD Marketing LLC, an affiliate of USDG (“USDM”), entered into a Termination and Release Agreement (the “USDM Termination Agreement”), pursuant to which they agreed to terminate the Marketing Services Agreement, dated May 31, 2017, by and between SCT and USDM.

The foregoing descriptions of the USDCF Termination Agreement and the USDM Termination Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are attached as Exhibits 10.3 and 10.4, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2023, upon the effectiveness of the Amendment, the number of directors that constitute the Board was increased from nine members to ten members and the Board appointed Carl Wimberley to serve on the Board as a director until the Maturity Date and all Obligations are repaid in full under the Credit Agreement. In addition, the number of directors that constitute the Conflicts Committee was increased from three members to four members and the Board appointed Mr. Wimberley to serve on the Conflicts Committee, as required by the Amendment. The Board has determined that Mr. Wimberley satisfies the independence and other requirements set forth in the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 6, 2022, to serve as a member of the Conflicts Committee. Mr. Wimberley is a Partner at Opportune LLP, an independent advisory firm specializing in the energy industry (“Opportune”), and serves as the Upstream Sector Leader and General Counsel. Mr. Wimberley has more than 25 years of business experience, including eight years as a partner with a national law firm and eight years as a senior executive in the energy industry.

Mr. Wimberley was selected as a member of the Board from a pre-approved list of candidates provided by the Administrative Agent and pursuant to the terms of the Amendment. The Partnership has entered into an engagement letter (the “Engagement Letter”) with Mr. Wimberley’s employer, Opportune, which provides that Opportune and Mr. Wimberley will provide services thereunder for a fee of $75,000 per month. If the Partnership determines to file for bankruptcy protection, fees will be charged on an hourly basis rather than a flat monthly fee. In addition, the Partnership is required to reimburse Opportune for its reasonable and documented out-of-pocket expenses incurred in connection with the services that Opportune and Mr. Wimberley provide under the Engagement Letter.

There are no other arrangements or understandings between Mr. Wimberley and any other persons pursuant to which Mr. Wimberley was selected as a director. As described above, Mr. Wimberley’s services to the Partnership are billed by Opportune pursuant to the Engagement Letter, and he is not separately compensated by the Partnership or the General Partner for serving as a member of the Board. Mr. Wimberley does not have any direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On November 21, 2023, the Partnership issued a press release announcing the execution of the Amendment. A copy of this press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and are not incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, unless the Partnership expressly states that such information is considered to be “filed” under the Exchange Act or incorporates such information by specific reference in a Securities Act or Exchange Act filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1#	Amendment No. 5 to Amended and Restated Credit Agreement, dated as of November 21, 2023, among USD Partners LP, USD Terminals Canada ULC, the subsidiary guarantors party thereto, Bank of Montreal, as administrative agent, and the other lenders and parties party thereto.

10.2	Side Letter to Amended and Restated Omnibus Agreement, dated as of November 21, 2023, by and among USD Partners LP, USD Partners GP LLC, US Development Group, LLC, USD Group LLC and USD Logistics Operations LP.

10.3	Termination and Release Agreement, dated as of November 21, 2023, by and between West Colton Rail Terminal LLC and USD Clean Fuels LLC.

10.4	Termination and Release Agreement, dated as of November 21, 2023, by and between Stroud Crude Terminal LLC and USD Marketing LLC.

99.1	Press Release of USD Partners LP, dated November 21, 2023.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

#

Certain confidential information contained in the Amendment has been omitted because it is both (i) not material and (ii) the type of information that the Partnership treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USD Partners LP (Registrant)

	By:	USD Partners GP LLC,
its general partner

Date: November 24, 2023	By:	/s/ Adam Altsuler
	Name:	Adam Altsuler
	Title:	Executive Vice President, Chief Financial Officer